UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
Of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2015

TITAN MACHINERY INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-33866	45-0357838
(Commission File Number)	(IRS Employer Identification No.)

644 East Beaton Drive
West Fargo, North Dakota 58078
(Address of Principal Executive Offices)  (Zip Code)

(701) 356-0130
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

On March 9, 2015, Titan Machinery, Inc. (the “Company”) issued a press release announcing its preliminary financial results for the three and twelve months ended January 31, 2015. A copy of the press release is attached to this report as Exhibit 99.1, and is incorporated into this Item by reference.

Item 2.05 Costs Associated with Exit or Disposal Activities

On March 5, 2015, the Board of Directors of the Company approved a restructuring plan that includes headcount reductions and the closing of three Agriculture stores and one Construction store. The Company expects to substantially complete these efforts by the end of its first quarter of fiscal 2016, which ends April 30, 2015. The Company's remaining stores in these areas will take over the distribution rights for the CNH brand. The Company will transfer the majority of the assets of the closed stores to other stores. The Company is reducing its headcount by approximately 14%, which includes headcount reductions at stores in each of its operating segments and its Shared Resource Center, as well as from the closing of the four stores. The Company estimates the expense to be recognized in connection with these activities will total approximately $2.0 million, comprised of an accrual for the net present value of remaining lease obligations (net of estimated sublease income) of $0.6 million, employee severance costs of $0.8 million, costs of $0.3 million related to relocation of assets from the closed stores, and impairment of certain immovable fixed assets of $0.3 million. The Company recognized approximately $0.1 million in severance costs in its fourth quarter ended January 31, 2015, and expects to recognize the remaining $1.9 million of these expenses in its first quarter ended April 30, 2015. The Company expects that the cash outlays, totaling approximately $1.0 million, associated with these expenses will largely occur in its first quarter ended April 30, 2015, with the exception of the cash expenditures for the lease obligations which will be paid over the respective lease terms, and $0.1 million in severance costs which were paid in the quarter ended January 31, 2015.

The Company is taking these actions to reduce its cost structure and re-balance staffing levels to better align them with the evolving needs of the business.

Item 2.06 Material Impairments

On March 5, 2015, the Company concluded that it is required to record a non-cash impairment charge of approximately $31 million in its consolidated financial statements for the fiscal year ended January 31, 2015. The impairments primarily related to goodwill and other intangible assets within the Agriculture segment. This non-cash impairment charge will not result in future cash expenditures.

The Company's conclusion that an impairment charge is necessary as a result of financial results that were lower than expectations for the year ended January 31, 2015 and its future expectations regarding the Company’s total Agriculture segment and certain of the Company’s Agriculture stores, due to current negative industry conditions which established lower expectations for sales and income for these business units.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 5, 2015, James Williams informed the Board of Directors (the “Board”) of the Company that he will retire at the end of his current term and therefore will not stand for reelection to the Board at the Company’s 2015 Annual Meeting of Stockholders, scheduled to be held June 4, 2015. Mr. Williams' decision not to stand for reelection is the result of his retirement and is not related to any disagreement with the Company’s operations, policies or practices.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated March 9, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TITAN MACHINERY INC.

Date: March 9, 2015	By	/s/ Mark Kalvoda
Mark Kalvoda
Chief Financial Officer

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

EXHIBIT INDEX
to
FORM 8-K

TITAN MACHINERY INC.

Date of Report:	Commission File No.:
March 9, 2015	001-33866

Exhibit No.	ITEM

99.1	Press Release dated March 9, 2015